Exhibit 99.1

RLH COMPLETES SALE OF RED LION HOTEL ANAHEIM FOR $21.5 MILLION

DENVER (March 2, 2020) — RLH Corporation (NYSE:RLH) announced today that it has closed on the sale of its Red Lion Hotel Anaheim for $21.5 million in gross proceeds.

Red Lion Hotel Anaheim was wholly owned by the Company and unencumbered by a mortgage. Proceeds after broker fees and customary closing costs will be used to repay the $10 million credit facility. The remaining funds of $10.8 million will be used to fund franchise growth opportunities and for general business purposes.

This transaction marks the final closing of four hotels announced in September 2019 as under contract to be sold. The net proceeds from these four assets after closing costs, the repayment of property level mortgage and corporate debt, and distributions to its joint venture partners was $22.9 million

Subsequent to the sales of these hotels, the Company’s outstanding debt is comprised of hotel property level debt of $5.6 million on the Olympia, Washington hotel, which is held in a joint venture.

The Company is currently in the process of marketing its Olympia, Washington and Baltimore, Maryland hotels. The Company continues to anticipate cumulative net proceeds in the range of $32 million to $36 million from the combined 2019 and 2020 asset sales.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com